                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /   Preliminary Proxy Statement    / /   Confidential, For Use of the Commission
                                           Only (as permitted by Rule 14a-6(e)(2))

/X/   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant to Rule 14a-11(c) on Rule 14a-12

                          Todhunter International, Inc.
                          -----------------------------
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check appropriate box:)

/X/   No fee required.
/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies: N/A

(2)   Aggregate number of securities to which transaction applies: N/A

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)   Proposed maximum aggregate value of transaction: N/A

(5)   Total fee paid: N/A

/ /   Fee paid previously with preliminary materials:

/ /   Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing and registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:

(2)   Form, Schedule or Registration Statement No.:

(3)   Filing Party:

(4)   Date Filed:

                          TODHUNTER INTERNATIONAL, INC.

                         222 LAKEVIEW AVENUE, SUITE 1500
                         WEST PALM BEACH, FLORIDA 33401

                                   -----------



                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 18, 2003

                                   -----------



      NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Todhunter International, Inc., a Delaware corporation, will be held at the offices of Gunster, Yoakley & Stewart, P.A., at 777 South Flagler Drive, Suite 500 East, West Palm Beach, Florida 33401, on Tuesday, March 18, 2003, at 11:00 a.m., Eastern Standard Time, for the following purposes:

    1. to elect two Class II Directors to hold office for a term of three years and until their successors have been elected and qualified; and

    2. to act upon such other matters as may properly come before the meeting or any postponements or adjournments.

      Only stockholders of record at the close of business on January 20, 2003 shall be entitled to notice of, and to vote at, the meeting or any postponements or adjournments.



                                          By Order of the Board of Directors



                                          /s/ Troy Edwards
                                          TROY EDWARDS
                                          SECRETARY


West Palm Beach, Florida
January 22, 2003

                          TODHUNTER INTERNATIONAL, INC.
                         222 LAKEVIEW AVENUE, SUITE 1500
                         WEST PALM BEACH, FLORIDA 33401

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 18, 2003
                                   -----------

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors and management of Todhunter International, Inc., a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the offices of Gunster, Yoakley & Stewart, P.A., at 777 South Flagler Drive, Suite 500 East, West Palm Beach, Florida 33401, on Tuesday, March 18, 2003, at 11:00 a.m., Eastern Standard Time, or at any and all postponements or adjournments, for the purposes set forth in the accompanying Notice of Annual Meeting.

      This Proxy Statement, the Notice of Annual Meeting and the accompanying proxy card are first being mailed to stockholders on or about January 22, 2003.

      Only stockholders of record at the close of business on January 20, 2003, will be entitled to notice of the Annual Meeting and to vote the shares of common stock of the Company, par value $.01 per share ("Common Stock"), held by them at such time at the Annual Meeting or any and all postponements or adjournments. At January 20, 2003, 5,572,234 shares of Common Stock were outstanding and entitled to vote at the Annual Meeting.

      Each share of Common Stock entitles the holder to cast one vote on each matter to be voted upon at the Annual Meeting. Abstentions and broker non-votes are counted only for purposes of determining the presence or absence of a quorum for the transaction of business and are not counted for purposes of electing directors (see Proposal One).

      If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained in the card. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card will vote FOR the Board of Directors' nominees as directors and as recommended by the Board of Directors with regard to all other matters that properly come before the Annual Meeting or, if no such recommendation is given, in their own discretion. Each such proxy granted may be revoked by the stockholder at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting; attendance at the Annual Meeting will not, in itself, revoke the proxy.

      The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, the Company, through its directors, officers, employees and agents, may also solicit proxies personally or by telephone. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, that are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

      The presence at the Annual Meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding at January 20, 2003, will constitute a quorum.

          PRINCIPAL STOCKHOLDERS AND BENEFICIAL OWNERSHIP OF MANAGEMENT

RETIREMENT OF CHAIRMAN AND CHIEF EXECUTIVE OFFICER

      On November 26, 2002, the Company announced the retirement and resignation of A. Kenneth Pincourt, Jr., its Founder, Chairman and Chief Executive Officer. Unless otherwise stated, the information in this Proxy Statement relating to Mr. Pincourt is presented as of September 30, 2002, prior to Mr. Pincourt's retirement on November 26, 2002. The Company has entered into an agreement with Mr. Pincourt, setting forth the terms of his retirement and resignation. Under this agreement, the Company elected to accelerate retirement benefits under the Deferred Compensation Program and to continue to pay compensation and provide related benefits through July 15, 2004, the remaining term of Mr. Pincourt's previous employment contract. Also under the agreement, all stock options held by Mr. Pincourt were cancelled. In addition, the Company's majority shareholder, Angostura Limited ("Angostura"), has entered into an agreement with Mr. Pincourt to purchase 595,985 shares of Common Stock from Mr. Pincourt, on January 31, 2003. Jay S. Maltby, who had been President of the Company since 1995, was elected to the additional posts of Chairman and Chief Executive Officer.

      The following tables set forth information at January 20, 2003 with respect to the beneficial ownership of shares of Common Stock by (i) the directors of the Company, (ii) the Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers on September 30, 2002, (iii) all executive officers and directors of the Company, as a group, and (iv) each person known to the Company to beneficially own more than 5% of the shares of Common Stock outstanding.

                                                          AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                                                          --------------------------------------------
                                                                                PRESENTLY             TOTAL
                                                                               EXERCISABLE          BENEFICIAL       PERCENTAGE
  NAME OF EXECUTIVE OFFICER OR DIRECTOR               NUMBER OF SHARES          OPTIONS(1)           OWNERSHIP         OWNED(2)
 --------------------------------------               ----------------          ----------           ---------         --------
A. Kenneth Pincourt, Jr. (3)                               595,985(3)                 -              595,985(3)        10.7%
Jay S. Maltby                                                8,800               90,000               98,800            1.7%
Thomas A. Valdes                                             1,000               77,500               78,500            1.4%
D. Chris Mitchell                                            5,000               36,000               41,000            *
Ousik Yu                                                    20,000               40,000               60,000            1.1%
Godfrey D. Bain                                          3,585,298(3)(4)              -            3,585,298(3)(4)     64.3%
Donald L. Kasun                                                  -                    -                    -            *
Edward F. McDonnell                                          1,000               60,000               61,000            1.1%
K. Ian McLachlan                                         3,580,298(3)(5)              -            3,580,298(3)(5)     64.3%
Leonard G. Rogers                                            1,000                    -                1,000            *
All executive officers and directors as a                3,624,498(6)           335,500(6)         3,959,998(6)        67.0%
group (11 persons) (6)

-----------------
*        Less than 1%

                                                                                PRESENTLY             TOTAL
           NAME AND ADDRESS OF                                                 EXERCISABLE          BENEFICIAL        PERCENTAGE
         OTHER BENEFICIAL OWNERS                      NUMBER OF SHARES          OPTIONS(1)           OWNERSHIP         OWNED(2)
         -----------------------                      ----------------          ----------           ---------         --------
Angostura Limited                                    3,580,298(3)(7)                   -         3,580,298(3)(7)          64.3%
      Corner Eastern Main Road and
      Trinity Avenue
      Laventille, Trinidad & Tobago

Dimensional Fund Advisors Inc.                         373,300(8)                      -           373,300(8)              6.7%
      1299 Ocean Avenue, 11th Floor
      Santa Monica, CA 90401


(1) The number of shares beneficially owned by each director, executive officer and stockholder is determined under rules of the Securities and Exchange Commission (the "Commission"), and the information provided under those rules is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares that the individual has the right to acquire within 60 days after January 20, 2003, including through the exercise of options granted under the Company's 1992 Employee Stock Option Plan, as amended ("Presently Exercisable Options"). The inclusion of shares covered by Presently Exercisable Options, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his spouse) with respect to all shares of Common Stock listed as owned by such person or entity.

(2) Number of shares outstanding consists of the 5,572,234 shares of Common Stock outstanding at January 20, 2003, plus any shares subject to Presently Exercisable Options held by the person in question.

(3) On November 26, 2002, A. Kenneth Pincourt, Jr. retired and resigned as Chairman of the Board and Chief Executive Officer of the Company and entered into an agreement to sell, on January 31, 2003, 595,985 shares of the Company's Common Stock to Angostura. See "Retirement of Chairman and Chief Executive Officer," on page 2.

(4)   Includes 3,580,298 shares beneficially owned by Angostura.

(5)   Consists solely of shares beneficially owned by Angostura.

(6) Includes 2,400 shares owned directly and 32,000 shares that may be acquired upon the exercise of Presently Exercisable Options by a person not named in the above table.

(7) Angostura has reported in a Schedule 13D/A that, as of November 26, 2002, it beneficially owned, and had sole voting and investment power with respect to, 2,984,313 shares of the Company's Common Stock. Angostura has also reported that, effective November 26, 2002, it entered into an agreement with A. Kenneth Pincourt, Jr., the former Chairman and Chief Executive Officer of the Company, to purchase from Mr. Pincourt 595,985 shares of the Company's Common Stock, on January 31, 2003. See "Retirement of Chairman and Chief Executive Officer," on page 2.

(8) Reflects ownership at December 31, 2001, as reported on a Schedule 13G/A filed with the Commission by Dimensional Fund Advisors Inc. Dimensional Fund Advisors Inc. has advised the Company that it has sole voting and dispositive power with respect to all such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and anyone who beneficially owns 10% or more of the Company's Common Stock, to file with the Commission and the American Stock Exchange ("Amex") initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock. Such persons are required by regulations of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely upon on a review of (i) copies of the Section 16(a) filings received by the Company during or with respect to fiscal 2002 and (ii) certain written representations of its officers and directors with respect to the filing of annual reports of changes in beneficial ownership on Form 5, the Company believes that each filing required to be made pursuant to Section 16(a) of the Exchange Act during and with respect to fiscal 2002 was filed in a timely manner.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

      The following table sets forth information with respect to the continuing directors, director nominees and executive officers of the Company.

          NAME                AGE                   POSITION OR OFFICE HELD
-----------------------   -----------   ----------------------------------------------
Jay S. Maltby                 52           Chairman of the Board, Chief Executive
                                           Officer and President
Thomas A. Valdes              59           Executive Vice President, Assistant
                                           Secretary and Director
D. Chris Mitchell             53           Senior Vice President - Sales and Director
Troy Edwards                  64           Secretary, Treasurer, Controller and Chief
                                           Financial Officer
Ousik Yu                      50           Senior Vice President - Manufacturing
Godfrey D. Bain               54           Director
Donald L. Kasun               63           Director
Edward F. McDonnell           67           Director
Leonard G. Rogers             73           Director
Joseph R. Cook                50           Director Nominee

      In accordance with the Company's Certificate of Incorporation, the Board of Directors of the Company is divided into three classes, designated Class I, Class II and Class III. The maximum number of members of the Board of Directors is currently eight. Mr. Rogers currently serves as a Class II director and has been nominated for re-election at the Annual Meeting. Mr. Cook has been nominated to stand for election at the Annual Meeting. If elected, Messrs. Cook and Rogers will serve as Class II directors until the 2006 Annual Meeting. Following the Annual Meeting, Messrs. Bain, Kasun and Valdes will continue to serve as Class I directors until the 2005 Annual Meeting and Messrs. Maltby, McDonnell and Mitchell will continue to serve as Class III directors until the 2004 Annual Meeting.

      If any of the nominees should become unavailable to serve as a director, and if the Board shall have designated a substitute nominee or nominees, the persons named as proxies will vote for the substitute nominee or nominees designated by the Board. The nominees must be elected by a plurality of the votes cast at the Annual Meeting.

NOMINEES AS CLASS II DIRECTORS

      The biographies set forth below are submitted for consideration regarding the nomination of each of Messrs. Cook and Rogers for election as a director.

      JOSEPH R. COOK - Mr. Cook has been nominated to stand for election at the 2003 Annual Meeting. Mr. Cook is a shareholder and the managing partner of Hunt, Cook, Riggs, Mehr & Miller, P.A., a law firm based in Boca Raton, Florida, and has practiced law in the State of Florida for over twenty years with an emphasis in real property law. Mr. Cook is also Chief Executive Officer and holds equity interests in a series of companies engaged in real
estate development.   Mr. Cook is a director of CL Financial, Ltd., a
Trinidad & Tobago-based company which owns a controlling interest in Angostura.

      LEONARD G. ROGERS - Mr. Rogers joined the Company as a director in 1992. He was Chairman of the Board of the Company from 1974 to 1985 and since 1985 has been a private investor. From 1969 to 1974, Mr. Rogers was Senior Vice President
- Consumer Products Division for Gulf & Western Industries.

CONTINUING AS CLASS I DIRECTORS

      GODFREY D. BAIN - Mr. Bain was appointed to the Board as a Class I director in 1999. Since 1991, Mr. Bain has been Chief Financial Officer and a director of Angostura.

      DONALD L. KASUN - Mr. Kasun joined the Company as a director in December 2001. Since 1978, Mr. Kasun has been president of Kasun Development Corp., an industrial real estate development and management company, and senior vice president of Southern Container Corp., a privately-held manufacturer of paperboard and corrugated boxes.

      THOMAS A. VALDES - Mr. Valdes joined the Company in 1995 as Executive Vice President and has been a director of the Company since 1996. Prior to joining the Company, Mr. Valdes held various executive positions with Bacardi Imports, Ltd. from 1979, the latest of which was Vice President of Marketing and Operations.

CONTINUING AS CLASS III DIRECTORS

      JAY S. MALTBY - Mr. Maltby joined the Company in 1995 as President, Chief Operating Officer and a director and was appointed as Chairman of the Board and Chief Executive Officer in 2002. Prior to joining the Company, he served with Bacardi Imports, Ltd. from 1978 in various executive capacities, including as a member of Bacardi's Executive Committee and Vice President of Finance and Operations.

      EDWARD F. MCDONNELL - Mr. McDonnell joined the Company as a director in 1998. Mr. McDonnell is Chairman and Chief Executive Officer of The Premier Group, a company he founded in 1995. The Premier Group owns beverage alcohol distributing companies in the Caribbean, Philippines and South Pacific. Prior to founding The Premier Group, Mr. McDonnell served with The Seagram Company Ltd. from 1981 in various executive capacities, including as a director and executive vice president of The Seagram Company Ltd. and president of The Seagram Spirits and Wine Group.

      D. CHRIS MITCHELL - Mr. Mitchell joined the Company in 1984 as manager of the Company's bottling operations. Mr. Mitchell was promoted to Vice President - Sales in 1989 and appointed as Senior Vice President in 1994.
Mr. Mitchell has been a director of the Company since 1991. Prior to joining the Company, Mr. Mitchell was general manager of bottling operations for United States Distilled Products from 1980 to 1984.

DIRECTOR NOT STANDING FOR RE-ELECTION

      K. IAN MCLACHLAN - Mr. McLachlan was appointed to the Board as a Class II director in 1999. Since 1995, Mr. McLachlan has been Chief Executive Officer and a director of Angostura. From 1990 to 1995, Mr. McLachlan was Manager - Corporate Development and Planning for Angostura. Mr. McLachlan's term as a director expires at the 2003 Annual Meeting.

EXECUTIVE OFFICERS

      Certain information relating to each executive officer of the Company (other than those set forth above) is set forth below.

      TROY EDWARDS - Mr. Edwards joined the Company in 1980, has served as Treasurer, Controller and Assistant Secretary since that time, and was promoted to Chief Financial Officer in 1992. In 1997, Mr. Edwards was appointed Secretary of the Company. Prior to joining the Company, Mr. Edwards served as Vice President of Administrative and Financial Services for New South Manufacturing Company, a private label industrial chemical products concern.

      OUSIK YU - Mr. Yu joined the Company in 1990 and served as Vice President
- Bottling Operations since that time until his appointment as Senior Vice President - Beverage Division in 1994. In 1996, Mr. Yu was appointed as Senior Vice President - Manufacturing. From 1986 to 1989, Mr. Yu was employed by Brown-Forman Corporation, most recently as manager of packaging/process engineering. From 1981 to 1986, he was employed in plant engineering by The Stroh's Brewery Company.

BOARD OF DIRECTORS COMPENSATION; MEETINGS; COMMITTEES

      COMPENSATION

      Each non-employee director of the Company receives $20,000 per year, payable quarterly, and is reimbursed for out-of-pocket expenses incurred in attending meetings. Each member of the Audit Committee and the Compensation and Stock Option Committee receives an additional $500 per Committee meeting attended.

      MEETINGS

      The Board of Directors of the Company held a total of four meetings during fiscal 2002. Each incumbent director attended at least 75% of the aggregate number of Board of Directors and committee meetings held during fiscal 2002, or the period in which such individual was a director of the Company and served on such committee.

      COMMITTEES

      The Board of Directors has an Audit Committee and a Compensation and Stock Option Committee. The Board does not have a standing Nominating Committee.

AUDIT COMMITTEE

      The Audit Committee: (i) recommends to the Board of Directors the engagement of independent auditors; (ii) reviews the Company's policies and procedures on maintaining its accounting records and the adequacy of its internal controls; (iii) reviews management's implementation of recommendations made by the independent auditors and internal auditors; (iv) considers and approves the range of audit and non-audit services performed by independent auditors and fees for such services; and (v) reviews and votes on all transactions between the Company and any of its officers, directors or other affiliates. The Audit Committee held five meetings during fiscal 2002. The Board of Directors has adopted a written charter for the Audit Committee, previously filed with the Commission as an exhibit to the Company's definitive proxy statement for its 2001 Annual Meeting of Stockholders.

      Throughout fiscal 2002, the Audit Committee consisted of Donald L. Kasun, Leonard G. Rogers and Godfrey D. Bain. At the time of their appointment to the Audit Committee, Messrs. Kasun and Rogers were "independent," satisfying the Amex listing requirements. Although Mr. Bain does not qualify as "independent" because of his employment with Angostura, the majority shareholder of the Company, the Board believes that it is nevertheless in the best interest of the Company for Mr. Bain to serve on the Audit Committee because of (i) his strong financial and accounting background and significant experience in the Company's industry, and (ii) the expense of adding an additional member to the Board.

COMPENSATION AND STOCK OPTION COMMITTEE

      The Compensation and Stock Option Committee of the Board of Directors was established to determine the cash and other incentive compensation, if any, to be paid to the Company's executive officers. The Compensation and Stock Option Committee is also responsible for the administration of and awards under the Company's 1992 Employee Stock Option Plan, as amended (the "Option Plan"). This Committee met twice during fiscal 2002. This Committee currently consists of Messrs. Kasun, McLachlan and Rogers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      No executive officer of the Company serves as an officer, director or member of a compensation committee of any other entity, an executive officer or director of which is a member of the Compensation and Stock Option Committee of the Company.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended September 30, 2002, 2001 and 2000, of those persons who were, for the fiscal year ended September 30, 2002 (i) the Chief Executive Officer and
(ii) the other four most highly compensated executive officers of the Company.

                                                                  ANNUAL COMPENSATION(1)
                                                              -----------------------------
                                                                                                          ALL OTHER
             NAME AND PRINCIPAL POSITION                      YEAR        SALARY        BONUS(2)        COMPENSATION(3)
-------------------------------------------------------    ---------   ----------   --------------   --------------------
A. Kenneth Pincourt, Jr. (4)                                  2002      $468,613       $150,491            $56,530(5)
Chairman of the Board and Chief Executive Officer             2001       426,251        143,325             51,533(5)
(through November 26, 2002)                                   2000       388,456        136,500             46,440(5)

Jay S. Maltby (4)                                             2002       373,594        115,763             24,497
President and Chief Operating Officer (through                2001       339,810        110,250             19,500
November 26, 2002); Chairman of the Board, Chief              2000       309,026        105,000             14,407
Executive Officer and President (since November 26,
2002)

Thomas A. Valdes                                              2002       274,099         92,610             24,497
Executive Vice President                                      2001       249,234         88,200             19,500
                                                              2000       226,648         84,000             14,407

D. Chris Mitchell                                             2002       232,098         38,115             24,497
Senior Vice President - Sales                                 2001       221,023         34,650             19,500
                                                              2000       191,846         31,500             14,407

Ousik Yu                                                      2002       219,964         38,115             24,497
Senior Vice President - Manufacturing                         2001       198,213         34,650             19,500
                                                              2000       181,288         31,500             14,407

-----------
(1) No other annual compensation, such as personal benefits, is required to be reported under the Commission's rules.

(2)    Amounts awarded under the Company's discretionary bonus arrangement.

(3) Includes, in all cases, amounts awarded under the Company's defined contribution pension plan.

(4) On November 26, 2002, A. Kenneth Pincourt, Jr. retired and resigned as Chairman and Chief Executive Officer of the Company. Jay S. Maltby, who had been President of the Company since 1995, was elected to the additional posts of Chairman and Chief Executive Officer.

(5) Includes $32,033 in each of fiscal 2002, 2001 and 2000 of premiums on Mr. Pincourt's life insurance policy paid by the Company. In accordance with Mr. Pincourt's retirement agreement with the Company, dated as of November 26, 2002, Mr. Pincourt is responsible for all future premium payments on this policy.

DEFERRED COMPENSATION PROGRAM

      Under the Company's Executive Nonqualified Deferred Compensation Program (the "Deferred Program"), except in the case of Mr. Pincourt, (1) the Company has purchased term life insurance policies on the executive officers named in the Summary Compensation Table to provide benefits to the Company in the event of the executive's death; (2) the Company is the sole beneficiary and owner of these policies; and (3) in the event of an executive's death while still in the employ of the Company, the Company will pay to the executive's estate a sum equal to the face amount of the insurance policy. The Company maintained a life insurance policy on Mr. Pincourt's life to provide benefits to his estate in the event of his death; Mr. Pincourt is the sole owner of this policy. In accordance with Mr. Pincourt's retirement agreement with the Company, Mr. Pincourt is responsible for all future premium payments on this policy.

      For all of the named executive officers, upon the executive's retirement with the consent of the Company, the Company will pay the executive a monthly retirement benefit over a period of 10 years. In the event the executive becomes permanently and totally disabled while in the employ of the Company, the Company will pay the executive a monthly disability benefit over a period of five years.

      In the event of cessation of employment with the Company for any reason other than death, disability or retirement, the executive will not be entitled to benefits under the Deferred Program. In addition, the executive will forfeit all rights to benefits under the Deferred Program if he or she engages in competition with the Company during the 10 years following cessation of employment with the Company.

      The following table sets forth the expected benefits under the Deferred Program for each of the named executive officers, except for Mr. Pincourt, at September 30, 2002:

                                              MONTHLY        EXPECTED       MONTHLY
                               DEATH        RETIREMENT      RETIREMENT     DISABILITY
          NAME                BENEFIT         BENEFIT          AGE          BENEFIT
-----------------------   -------------   --------------   -----------   --------------
Jay S. Maltby               1,000,000          7,947            65          4,768
Thomas A. Valdes            1,000,000          5,836            65          3,501
D. Chris Mitchell             600,000          5,174            65          3,104
Ousik Yu                      500,000          4,971            65          2,982

      In connection with Mr. Pincourt's retirement and resignation on November 26, 2002, the Company elected to accelerate retirement benefits under the Deferred Program amounting to $1,040,987, which was paid to Mr. Pincourt on December 13, 2002. See "Retirement of Chairman and Chief Executive Officer," on page 2.

EMPLOYMENT AGREEMENTS

      The Company has employment agreements with each of Messrs. Maltby, Valdes and Mitchell. Each agreement expires in July 2004, subject to automatic renewal for a one-year period unless prior notice is given. Under these agreements, these executives receive the following minimum combined base salary and bonus per year: Mr. Maltby, $378,580; Mr. Valdes, $283,185; and Mr. Mitchell, $201,735. These agreements also provide that the executives are entitled to participate in all Company compensation arrangements or plans, including the Company's discretionary bonus arrangement, the Deferred Program, and employee stock option and pension plan. The foregoing is a summary of the material terms of these employment agreements and is qualified by reference to the text of the agreements, which have been filed as exhibits to the Company's filings with the Commission.

      Pursuant to Mr. Pincourt's retirement and resignation on November 26, 2002, the Company entered into an agreement with Mr. Pincourt that replaces his previous employment agreement. Under the new agreement, Mr. Pincourt will continue to receive payments at an annual rate of $492,044 payable monthly thorough July 15, 2004, one bonus payment of $150,491 payable on or before October 31, 2003, and a second bonus payment of $119,138 payable on or before August 31, 2004. Among other benefits, Mr. Pincourt is also able to participate in any health insurance plan, employee benefit benefit plan or other arrangement made available by the Company or its subsidiaries to its executives and key management employees, through July 15, 2004.

STOCK OPTIONS

      OPTION GRANTS IN LAST FISCAL YEAR

      The Company did not grant options to any of the five named executive officers in fiscal 2002.

      AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

      The following table sets forth information concerning the exercise of options during fiscal 2002 and the unexercised options held by the five named executive officers at September 30, 2002.

                                                                  NO. OF SHARES UNDERLYING            VALUE OF IN-THE-MONEY
                                                                OUTSTANDING STOCK OPTIONS(1)       OUTSTANDING STOCK OPTIONS(2)
                                                             ---------------------------------   --------------------------------
                                    SHARES
                                    ACQUIRED        VALUE
                                      ON           REALIZED                           NOT                                NOT
            NAME                   EXERCISE          (3)        EXERCISABLE       EXERCISABLE       EXERCISABLE      EXERCISABLE
-----------------------------   --------------   -----------   -------------   ----------------   --------------   ---------------
A. Kenneth Pincourt, Jr. (4)              -              -             -                  -                -                -
Jay S. Maltby                             -              -        90,000             10,000         $186,750          $20,750
Thomas A. Valdes                          -              -        77,500             10,000          160,813           20,750
D. Chris Mitchell                    17,500        $65,625        36,000              9,000           74,700           18,675
Ousik Yu                             26,000         52,500        40,000             10,000           83,000           20,750

(1) These options have per share exercise prices ranging from $8.13 to $9.06, and expire at various dates ranging from February 2006 through December 2008.

(2) Amounts reflect gains on outstanding options based on the September 30, 2002 stock price less the exercise price of the options.

(3) The "valued realized" represents the difference between the exercise price of the option shares and the market value of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may become payable in respect of the sale of any such shares.

(4) Pursuant to Mr. Pincourt's retirement and resignation on November 26, 2002, all stock options held by Mr. Pincourt were cancelled. See "Retirement of Chairman and Chief Executive Officer," on page 2.

                 COMPENSATION AND STOCK OPTION COMMITTEE REPORT

COMPENSATION PHILOSOPHY

      The philosophy of the Company's Compensation and Stock Option Committee (the "Committee") for fiscal 2002 was to provide competitive levels of compensation, link management's pay to the achievement of the Company's annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievement, and assist the Company in attracting and retaining qualified management. Management compensation was intended to be set at levels that the Committee believes is consistent with others in the Company's industry (beverage alcohol and bottling), with senior management's compensation packages being weighted toward programs contingent upon the Company's level of performance. However, because of the limited number of companies that can be compared to the Company in terms of product mix, net sales, net income, and similar items, a significant amount of subjectivity was involved in the Committee's decisions.

BASE SALARIES

      Base salaries for new management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the beverage alcohol industry. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive, and any increased responsibilities assumed by the executive. The Committee believes the base salaries of executive officers are below those of similar companies in the beverage alcohol industry.

BONUS ARRANGEMENT

      To encourage and reward outstanding corporate and individual performance, the Company has adopted a discretionary bonus arrangement for its executive officers, based on the Company's operating results and the achievement of certain defined major business objectives. Bonuses are paid on an annual basis based on the results during the past fiscal year. The Company anticipates that it will continue to maintain a discretionary bonus arrangement for its executive officers during the current year and thereafter.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

      Pursuant to an employment agreement with the Company, the Company's Chief Executive Officer is entitled to a minimum base salary, subject to increases at the discretion of the Board of Directors. The Committee may recommend to the Board of Directors increases in base compensation to the Company's Chief Executive Officer based upon quantitative and qualitative factors, including:
(i) the Company's financial performance, including but not limited to the Company's gross sales, gross profit and net earnings; (ii) the Chief Executive Officer's level of leadership and responsibility for the management, operation and growth of the Company, including his continued ability to secure sources of financing from time to time when necessary for operations and to locate, negotiate and consummate growth-oriented acquisitions of other companies; and
(iii) the Company's compensation philosophy for management generally. In addition, under his employment agreement, the Chief Executive Officer is entitled to a minimum annual bonus, subject to increases at the discretion of the Board of Directors. The amount of the Chief Executive Officer's annual base salary and bonus were determined in accordance with the principles discussed in this paragraph and were based upon a subjective evaluation by the Committee of the leadership demonstrated during the past 12 months.

EMPLOYEE STOCK OPTION PLAN

      The Board of Directors endorses the position that equity ownership by management is beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value. The Company adopted the Option Plan in 1992 and amended it in 1995 and in 1997. The Option Plan authorizes the grant of options to key employees (including officers and directors) and consultants and independent contractors of the Company or any subsidiaries. Options granted under the Option Plan may be either incentive or non-statutory stock options. A total of 1,400,000 shares of Common Stock has been reserved for issuance under the Option Plan.

      The Option Plan is administered by the Committee, which has full authority to determine the individuals who are eligible to receive option grants, the number of shares to be covered by each such option, the time or times at which an option is to be exercisable, the maximum term the option is to be outstanding, and whether or not the option granted is to be an incentive stock option. The Committee also has the authority to grant stock appreciation rights entitling the grantee to surrender an unexercised option in exchange for a cash distribution from the Company equal to the difference between the fair market value of the shares represented by such option and the exercise price payable for such shares. No Board member may serve on the Committee if he has been granted options or stock appreciation rights pursuant to the Option Plan during the previous year.

DEFERRED COMPENSATION PROGRAM

      In 1998, the Committee approved the Deferred Program to provide death benefits, retirement benefits and disability benefits to each of the executive officers named in the Summary Compensation Table. The purpose of the Deferred Program is to encourage the executives to remain in the service of the Company.

PENSION PLAN

      The Company has a defined contribution pension plan. Generally, all employees age 21 and over become eligible to participate in the pension plan after one year of service with the Company. Participants may make contributions based on their eligible compensation and are immediately vested in their contributions and related earnings, if any. Generally, employer contributions begin to vest to the benefit of the participant after three years of service. The Company contributed $1,043,311, $915,998 and $644,749 to the plan and a predecessor plan for the years ended September 30, 2002, 2001 and 2000, respectively.

DONALD L. KASUN
K. IAN MCLACHLAN
LEONARD G. ROGERS


                                PERFORMANCE GRAPH

      The following performance graph compares the performance of the Company's Common Stock for each month in the five-year period ended September 30, 2002, to the Center for Research in Securities Prices of the University of Chicago Graduate School of Business ("CRSP") index for the AMEX Stock Market (United States Companies) and a peer group index. The Company has determined that its peer group of 15 beverage companies reflects companies with business operations similar to the Company's. The peer group index return has been weighted based on market capitalization (see Note B to the performance graph). The performance graph assumes a $100 investment in the Company's Common Stock, and in each of the indices, on September 30, 1997, and a reinvestment of all dividends.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN OF
                         TODHUNTER INTERNATIONAL, INC.,
                        THE AMEX STOCK MARKET INDEX AND
                       A SELF-DETERMINED PEER GROUP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

CRSP TOTAL RETURNS INDEX FOR:  TODHUNTER INTERNATIONAL, INC.  AMEX STOCK MARKET (US COMPANIES)  SELF-DETERMINED PEER GROUP
9/30/97                                                100.0                             100.0                       100.0
9/30/98                                                 69.8                              93.7                       101.6
9/30/99                                                 91.8                             120.9                       109.5
9/29/00                                                 70.4                             149.0                       112.1
9/28/01                                                 85.5                             107.5                       126.1
9/30/02                                                102.6                              94.6                       134.6

NOTES: A. The lines represent monthly index levels derived from compunded daily returns that include all dividends. B. The indices are reweighted daily, using the market capitalization on the previous trading day. C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding day is used. D. The index level for all series was set to $100.0 on 09/30/1997.

The Self-Determined Peer Group Index is comprised of the following companies; Beringer Wine Estates Holdings, Inc., The Boston Beer Company, Inc., Brown-Forman Corporation (Class B Shares), Constellation Brands, Inc., The Chalone Wine Group, Ltd., Coca-Cola Bottling Co. Consolidated, Genessee Corporation (Class B Shares), Golden State Vintners, Inc., MGP Ingredients, Inc., National Beverage Corp., R. H. Phillips, Inc., Ravenwood Winery, Inc., The Robert Mondavi Corporation, Triarc Companies, Inc. and Willamette Valley Vineyards, Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Each of the Company and Mr. McDonnell owns a 45% interest in Premier Wines & Spirits, Ltd. ("Premier"), a wholesale liquor distributor in St. Thomas, United States Virgin Islands. The Company had sales to Premier during fiscal 2002 of $2,007,654, of which $465,039 is included in trade receivables as of September 30, 2002. Also, the Company and Mr. McDonnell have each advanced $587,019 to Premier; the amount of the Company's advance is included in investments and advances to equity investees as of September 30, 2002.

      During fiscal 2001, Todhunter-Angostura (Suisse) SA ("Todhunter-Angostura"), a company owned 50% by each of Todhunter and Angostura, acquired a 100% interest in AUXIL S.A., a French importer and distributor of beverage alcohol, for $2.5 million. The Company and Angostura each invested $521,860 in Todhunter-Angostura, and Angostura provided an additional $1.5 million loan to Todhunter-Angostura to finance the acquisition of AUXIL S.A.

      In September 2000, the Company sold all of its remaining operating assets in the Bahamas to British Fidelity Holdings Limited, an affiliate of Angostura through common ownership, for $3.5 million, the approximate book value of those assets. The Company received an unsecured note for $3.5 million and recorded a loss of $78,838 on the transaction. The note bears interest at 6% with principal and interest payments of $20,000 due monthly through July 2005, and the remaining balance of $3,305,560 due in August 2005. The outstanding principal amount of the note at September 30, 2002 was $3,416,793. The note is guaranteed by British Fidelity Assurance, Ltd. The terms of the transaction resulted from negotiation between the parties, and the Company believes that the terms were substantially the same as those that would have resulted from arm's length negotiations with an independent party.

      The Company has made advances to BF Enterprises Limited, an affiliate of Angostura through common ownership, of $397,047. The Company received an unsecured note which bears interest at 7%, interest payable monthly through July 2004, principal due August 1, 2004.

                             AUDIT COMMITTEE REPORT

      The Audit Committee has reviewed and discussed with the Company's management the Company's audited financial statements for fiscal 2002. The Audit Committee has also discussed with McGladrey & Pullen, LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, received the written disclosures from McGladrey & Pullen, LLP required by Independence Standards Board Standard No. 1, and discussed with McGladrey & Pullen, LLP its independence. Based primarily on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2002.

GODFREY D. BAIN
DONALD L. KASUN
LEONARD G. ROGERS

      The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any of the Company's previous or future filings with the Commission, except as otherwise expressly specified by the Company in any such filing.

                                    AUDITORS

      The Board of Directors has selected McGladrey & Pullen, LLP, the Company's independent accountants for fiscal 2002, to serve as the Company's independent accountants for fiscal 2003. Representatives of McGladrey & Pullen, LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

      Fees billed to the Company by McGladrey & Pullen, LLP for fiscal 2002 were as follows:

AUDIT FEES - Audit fees billed to the Company by McGladrey & Pullen, LLP for auditing the Company's annual financial statements for fiscal 2002 and reviewing the financial statements included in the Company's Quarterly Reports on Form 10-Q totaled $253,398.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES -McGladrey & Pullen, LLP did not provide advice to the Company regarding financial information systems design and implementation during fiscal 2002.

ALL OTHER FEES - Fees billed to the Company by McGladrey & Pullen, LLP for all non-audit services rendered to the Company during fiscal 2002, including tax-related services, totaled $62,017.

      The Audit Committee has determined that the provision of non-audit services by McGladrey & Pullen, LLP is compatible with maintaining McGladrey & Pullen, LLP's independence.

                              STOCKHOLDER PROPOSALS

      Stockholders who intend to submit proposals to the Company's stockholders at the 2004 Annual Meeting of Stockholders must submit such proposals to the Company no later than September 24, 2003 in order to be considered for inclusion in the proxy statement and proxy card to be distributed by the Board of Directors in connection with that meeting. Proposals must comply with the Commission's rules relating to stockholder proposals in order to be included in the Company's proxy materials. Stockholders who wish to submit a proposal for consideration at the Company's 2004 Annual Meeting of Stockholders, but who do not wish to submit the proposal for inclusion in the Company's Proxy Statement pursuant to Rule 14a-8 under the Exchange Act, must submit their proposal to the Company no later than December 8, 2003. Stockholder proposals should be submitted to Troy Edwards, Secretary, Todhunter International, Inc., 222 Lakeview Avenue, Suite 1500, West Palm Beach, Florida 33401.

                                  OTHER MATTERS

      The Board has no knowledge of any other matters which may come before the meeting and does not intend to present any other matters. However, if any other matters properly come before the meeting or any adjournment, the persons designated as proxy holders in the accompanying proxy card will have the discretion to vote on such matters as they see fit.

      If you do not plan to attend the meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the meeting, at your request, the Company will cancel any proxy executed by you.

                              FINANCIAL INFORMATION

      Detailed financial information of the Company and its subsidiaries for fiscal 2002 is included in the Company's Annual Report on Form 10-K. A copy of the Company's Annual Report on Form 10-K for the fiscal 2002 is enclosed herewith.

                                          By Order of the Board of Directors



                                          /s/ Troy Edwards
                                          TROY EDWARDS
                                          SECRETARY

    PROXY

                           TODHUNTER INTERNATIONAL, INC.

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 18, 2003
        The undersigned, a stockholder of Todhunter International, Inc., a Delaware corporation (the "Company"), hereby appoints Jay S. Maltby and Thomas A. Valdes, or either of them, attorneys and proxies of the undersigned, with full power of substitution, to vote and act for the undersigned at the Annual Meeting of Stockholders of the Company to be held at the offices of Gunster, Yoakley, & Stewart, P.A., at 777 South Flagler Drive, Suite 500 East, West Palm Beach, Florida 33401 on Tuesday, March 18, 2003 at 11:00 a.m. Eastern Standard Time and at any adjournments, in respect of all shares of the Common Stock of the Company registered in the name of the undersigned as fully as the undersigned could vote and act if personally present:
        This proxy, when properly executed, will be voted as directed herein by the undersigned. However, if no direction is given, this proxy will be voted FOR Proposal 1 and, with respect to any other matter properly brought before the meeting or any adjournments, in accordance with the determination of the proxies named herein.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                         TODHUNTER INTERNATIONAL, INC.

(1)  ELECTION OF DIRECTORS, NOMINEES: -- To elect Joseph R. Cook         (2)  IN THEIR DISCRETION, on any other
     and Leonard G. Rogers as Class II Directors to hold office          matters that may properly come before the
     for a term of three years and until their successors have           meeting or any adjournments thereof.
     been elected and qualified.

    VOTE FOR       VOTE WITHHELD    To withhold authority to         DATE: ------------------------------ 2003
  all nominees        for all       vote for any individual          ---------------------------------- (L.S.)
  listed above        nominees      nominee, print that              ---------------------------------- (L.S.)
except as marked    listed above    nominee's name on the                           Signature(s)
to the contrary.    as a group.     line below.
      / /               / /         -------------------------
                                                                     Please date this proxy and sign your name
                                                                     exactly as your name appears herein. If
                                                                     the stock is held jointly, all owners must
                                                                     sign. When signing as attorney, executor,
                                                                     administrator, trustee, guardian or in
                                                                     another representative capacity, please
                                                                     give full title.

   PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED
      ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.